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Exhibit 12.1

SR Telecom Inc.

CERTIFICATIONS

I, Pierre St-Arnaud, certify that:

1.
I have reviewed this annual report on Form 20-F of SR Telecom Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: April 21, 2005

/s/ PIERRE ST-ARNAUD Pierre St-Arnaud President and Chief Executive Officer

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SR Telecom Inc. CERTIFICATIONS